EXHIBIT 11

                    CAPITAL TITLE GROUP, INC. AND SUBSIDIARY
                        COMPUTATION OF EARNINGS PER SHARE


                                                 For the
                                         Years Ended October 31,
                                         -----------------------
                                           1996           1995
                                           ----           ----
Earnings per share(1)

Common stock equivalents
     Options granted and
       exercised                         1,012,600              --
     Assumed buyback of
       options(2)                       (1,012,600)             --
                                        ----------       ---------

Total weighted average
  shares outstanding                     9,281,440       8,770,786
                                         ---------       ---------

Weighted average shares
  outstanding                            9,281,440       8,770,786
                                         =========       =========

----------

(1) Earnings per share are based upon the weighted average number of shares outstanding for each of the respective periods. All weighted average shares outstanding give retroactive effect to the one for ten (1-10) reverse stock split in May, 1996.

(2) Buyback of stock options under the treasury stock method is at the assumed private offering price of $1 per share. Under this method, earnings per share data is computed as if the options and warrants were exercised at the beginning of the period (or the time of issuance, if later), and as if the funds obtained thereby were used to purchase common stock at the private offering price during the period.